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                                                                    Exhibit 99


NEWS RELEASE                                          CALIBER [LOGO]
                                                      3560 West Market Street
                                                      P.O. Box 5459
                                                      Akron, OH  44334-0459
                                                      (330) 665-5646
                                                      http://www.calibersys.com
CONTACT: ROBERT M. ADAMOV
         CALIBER SYSTEM, INC.
         (330) 665-8894

                                                      FOR IMMEDIATE RELEASE

CALIBER SYSTEM FILLS CHIEF FINANCIAL OFFICER POSITION

         AKRON, OHIO, OCTOBER 14, 1996 -- Daniel J. Sullivan, Chairman of the Board, President and CEO of Caliber System, Inc. (NYSE: CBB), today announced that Louis J. Valerio has been elected Senior Vice President-Finance and Chief Financial Officer. The position had been open since July.

         Mr. Valerio, 47, was the Corporate Controller at Westinghouse Corporation, Pittsburgh, PA, with responsibility for corporate reengineering, global sourcing and logistics, and mergers and acquisitions. He previously served as Senior Vice President-Corporate Finance at United Airlines, Inc., Chicago, IL, and was a key figure in United's turn-around and eventual restructuring into an ESOP company. Before joining United, Mr. Valerio was the Assistant Vice President of Financial Planning & Analysis at American Airlines, Inc., Fort Worth, TX. Most recently, Mr. Valerio had been a private consultant involved in major strategy, restructuring and merger assignments.

         Sullivan commented, "We are very pleased to have Lou Valerio join our Caliber team. He has distinguished himself in a number of important positions involving the development and implementation of significant financial and business strategies. Lou brings strong financial leadership to Caliber, and we are looking forward to him quickly contributing to our company's success."

         In 1971 Mr. Valerio graduated from Ithaca College with a B.A. in Liberal Arts and in 1974 he was awarded an M.B.A. in Finance from the State University of New York at Albany. Mr. Valerio is also a Certified Public Accountant.

         Caliber System, Inc. is a leading, value-added provider of transportation, logistics and related information services. Its operating units include RPS, a business-to-business small-package carrier; Viking Freight, a superregional freight carrier; Caliber Logistics, a supplier of contract logistics services; Roberts Express, a critical-shipment carrier; and Caliber Technology, a provider of computer-based solutions for customers.

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